UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ARADIGM CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARADIGM CORPORATION

3929 Point Eden Way

Hayward, California, 94545

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 25, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Aradigm Corporation, a California corporation (“Aradigm”). The meeting will be held on Friday, May 25, 2012, at 9:00 a.m. local time at Aradigm’s offices for the following purposes:

1. To reelect the five nominees for director named herein to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2. To approve an amendment to Aradigm’s 2005 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 4,000,000 shares.

3. To approve an amendment to Aradigm’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock by 84,000,000 to allow Aradigm to have additional flexibility to use its capital stock for business and financial purposes in the future.

4. To ratify the selection of OUM & Co. LLP as Aradigm’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

5. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is March 30, 2012. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Igor Gonda, Ph.D.

President and Chief Executive Officer

Hayward, California

April 9, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on May 25, 2012 at 9:00 am at 3929 Point Eden Way, Hayward, California, 94545

The proxy statement and the Annual Report on Form 10-K are available at www.aradigm.com.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ARADIGM CORPORATION

3929 Point Eden Way

Hayward, California, 94545

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 25, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Aradigm Corporation is soliciting your proxy to vote at the 2012 Annual Meeting of Shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail these proxy materials on or about April 11, 2012 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on March 30, 2012 will be entitled to vote at the annual meeting. On this record date, there were 198,831,216 shares of Common Stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on March 30, 2012 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 30, 2012 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Reelection of five directors for a one year term, until the next Annual Meeting of Shareholders;

•

Approval of an amendment to Aradigm’s 2005 Equity Incentive Plan (the “Equity Incentive Plan”) to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 4,000,000 shares;

•	Approval of an amendment to Aradigm’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock by 84,000,000 shares; and

•

Ratification of the selection by the Audit Committee of the Board of Directors of OUM & Co. LLP (formerly known as Odenberg, Ullakko, Muranishi & Co. LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

How do I vote?

You may either vote “For” all the nominees for director or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Aradigm. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 30, 2012. However, you may be able to cumulate your votes for Proposal 1, the reelection of directors, if at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. Under cumulative voting, you have five votes for each share of Common Stock you own. You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose. However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. If you do not specify how to distribute your votes, by giving your proxy you are authorizing the proxyholders (the individuals named on your proxy card) to cumulate votes in their discretion.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted, as applicable “For” the reelection of all five nominees for director, “For” the amendment to the Equity Incentive Plan, “For” the amendment to the Amended and Restated Articles of Incorporation and “For” the ratification of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson, Inc. (“Georgeson”) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson, if retained, would be paid its customary fee, estimated to be $10,000 plus out-of-pocket expenses, if it coordinates proxy materials distribution and solicits proxies.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards and proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of the shares, you may revoke your proxy in any one of following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 3929 Point Eden Way, Hayward, California, 94545.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2012, to our Secretary at 3929 Point Eden Way, Hayward, California, 94545. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on March 25, 2013 and no earlier than the close of business on February 25, 2013. You are also advised to review our bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. A copy of our bylaws is available via written request to our Secretary at 3929 Point Eden Way, Hayward, California, 94545, or by accessing EDGAR on the SEC’s website at www.sec.gov.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the reelection of directors) “Against” votes, abstentions and broker non-votes. With respect to any proposal submitted to a vote of the shareholders, the inspector of election will not count abstentions and broker non-votes as shares counting towards the vote total for such proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals. Under recent changes to NYSE Rule 452, the election of directors is now also considered a “non-routine” matter.

How many votes are needed to approve each proposal?

•

For the reelection of directors, the five nominees receiving the highest number of “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote at the meeting on the reelection of directors) will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the reelection of directors.

•

To be approved, Proposal 2 (approval of an amendment to our 2005 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 4,000,000 shares), must receive “For” votes from a majority of shares present either in person or by proxy and voting at the meeting. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

To be approved, Proposal 3 (approval of an amendment to our Amended and Restatement Articles of Incorporation to increase the total authorized shares of Common Stock from 213,527,214 to 297,527,214), must receive “For” votes from the holders of a majority of shares present either in person or by proxy and entitled to vote. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

To be approved, Proposal 4 (ratifying the selection of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012) must receive “For” votes from the holders of a majority of shares present either in person or by proxy and entitled to vote. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 198,831,216 shares of Common Stock outstanding and entitled to vote. Thus, the holders of 99,415,609 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or vote at the meeting. The inspector of election will treat abstentions and broker non-votes as shares counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published on our Form 8-K filed with the SEC within four business days after the annual meeting.

What proxy materials are available on the internet?

This proxy statement and Annual Report on Form 10-K are available at www.aradigm.com.

PROPOSAL 1

REELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of five directors. There are five nominees for director this year. Each director to be reelected will hold office until the next annual meeting and until his or her successor is elected, or until the director’s death, resignation or removal. Each of the nominees listed below is currently a member of our Board. It is our policy to invite nominees to attend the annual meeting and to encourage attendance at meetings at which substantial shareholder attendance is expected. All of the nominees for reelection as a director at the 2012 Annual Meeting of Shareholders attended the 2011 Annual Meeting of Shareholders.

The five candidates receiving the highest number of affirmative votes by the holders of shares entitled to be voted will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the reelection of the five nominees named below. If any nominee becomes unavailable for reelection as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for reelection has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director and their ages as of March 31, 2012. Each nominee is currently serving as a director of Aradigm.

Name	Age	Principal Occupation/Position Held With Us
Frank H. Barker	81	Director
Igor Gonda	64	President, Chief Executive Officer and Director
Tamar Howson	63	Director
John M. Siebert	72	Director
Virgil D. Thompson	72	Chairman and Director

Frank H. Barker has been a director since May 1999. From January 1980 to January 1994, Mr. Barker served as a company group chairman of Johnson & Johnson, Inc., a diversified health care company, and was Corporate Vice President from January 1989 to January 1996. Mr. Barker retired from Johnson & Johnson, Inc. in January 1996. Mr. Barker holds a B.A. in Business Administration from Rollins College, Winter Park, Florida.

Igor Gonda, Ph.D. has served as our President and Chief Executive Officer since August 2006 and as a director since September 2001. From December 2001 to August 2006, Dr. Gonda was the Chief Executive Officer and Managing Director of Acrux Limited, a publicly traded specialty pharmaceutical company located in Melbourne, Australia. From July 2001 to December 2001, Dr. Gonda was our Chief Scientific Officer and, from October 1995 to July 2001, was our Vice President, Research and Development. From February 1992 to September 1995, Dr. Gonda was a Senior Scientist and Group Leader at Genentech, Inc. His key responsibilities at Genentech were the development of the inhalation delivery of rhDNase (Pulmozyme) for the treatment of cystic fibrosis and non-parenteral methods of delivery of biologics. Prior to that, Dr. Gonda held academic positions at the University of Aston in Birmingham, United Kingdom, and the University of Sydney, Australia. Dr. Gonda holds a B.Sc. in Chemistry and a Ph.D. in Physical Chemistry from Leeds University, United Kingdom. Dr. Gonda was the Chairman of our Scientific Advisory Board until August 2006.

Tamar D. Howson has been a director since November 2010. From 2001 to 2007, she served as Senior Vice President of Corporate and Business Development and was a member of the executive committee at Bristol-Myers Squibb Company (Bristol-Myers). During her tenure at Bristol-Myers, Ms. Howson was responsible for leading the company’s efforts in external alliances, licensing and acquisitions. From 1991 to 2000, Ms. Howson served as Senior Vice President and Director of Business Development at SmithKline Beecham plc, a global pharmaceutical company. She also managed SR One Ltd., a venture capital fund of SmithKline Beecham, plc.

From 1990 to 1991, Ms. Howson held the position of Vice President, Venture Investments at Johnston Associates, Inc., and from 1987 to 1990, she served as Director of Worldwide Business Development and Licensing for Squibb Corporation. She previously served as Executive Vice President of Corporate Development for Lexicon Pharmaceuticals, Inc. and on the boards of Ariad Pharmaceuticals, Inc., SkyePharma, plc, NPS Pharmaceuticals, Inc., Targacept, Inc., and the Healthcare Businesswomen’s Association. Ms. Howson received her MBA in finance and international business from Columbia University. She holds an MS from the City College of New York and a BS from Technion in Israel. Tamar Howson was recently a partner with JSB-Partners, LP, a transaction advisory firm serving the life sciences industry. She is a consultant to Pitango Venture Fund, and a member of the advisory board to Triana Venture Partners, Inc. She serves on the boards of Soligenix, Inc., OXIGENE, Inc., Idenix Pharmaceuticals, Inc., and S*Bio Pte Ltd.

John M. Siebert, Ph.D. has been a director since November 2006. Currently, Dr. Siebert is Chief Operating Officer of New Rhein Healthcare Investors, LLC. From May 2003 to October 2008, Dr. Siebert was the Chairman and Chief Executive Officer of CyDex, Inc., a privately held specialty pharmaceutical company. From September 1995 to April 2003, he was President and Chief Executive Officer of CIMA Labs Inc., a publicly traded drug delivery company, and from July 1995 to September 1995 he was President and Chief Operating Officer of CIMA Labs. From 1992 to 1995, Dr. Siebert was Vice President, Technical Affairs at Dey Laboratories, Inc., a privately held pharmaceutical company. From 1988 to 1992, he worked at Bayer Corporation. Prior to that, Dr. Siebert was employed by E.R. Squibb & Sons, Inc., G.D. Searle & Co. and The Procter & Gamble Company. Dr Siebert holds a B.S. in Chemistry from Illinois Benedictine University, an M.S. in Organic Chemistry from Wichita State University and a Ph.D. in Organic Chemistry from the University of Missouri. Dr. Siebert serves on two other boards, Primus Pharmaceuticals, Inc. and Supernus Pharmaceuticals, Inc. Dr. Siebert is the Chairman of our audit committee and the designated “audit committee financial expert”.

Virgil D. Thompson has been a director since June 1995 and has been Chairman of the Board since January 2005. Since July 2009, Mr. Thompson has been Chief Executive Officer and a director of Spinnaker Biosciences, Inc., a privately held ophthalmic drug delivery company. From November 2002 until June 2007, Mr. Thompson served as President and Chief Executive Officer of Angstrom Pharmaceuticals, Inc., a privately held pharmaceutical company. From September 2000 to November 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a privately held biotechnology company. From May 1999 until September 2000, Mr. Thompson was the President, Chief Operating Officer and a director of Savient Pharmaceuticals, a publicly traded specialty pharmaceutical company. From January 1996 to April 1999, Mr. Thompson was the President and Chief Executive Officer and a director of Cytel Corporation, a publicly traded biopharmaceutical company that was subsequently acquired by IDM Pharma, Inc. From 1994 to 1996, Mr. Thompson was President and Chief Executive Officer of Cibus Pharmaceuticals, Inc., a privately held drug delivery device company. From 1991 to 1993, Mr. Thompson was President of Syntex Laboratories, Inc., a U.S. subsidiary of Syntex Corporation, a publicly traded pharmaceutical company. Mr. Thompson holds a B.S. in Pharmacy from Kansas University and a J.D. from The George Washington University Law School. Mr. Thompson is a director and chairman of the board of Questcor Pharmaceuticals, Inc., a publicly traded pharmaceutical company, and a director of Savient Pharmaceuticals and Soligenix, Inc., a development stage biopharmaceutical company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Qualifications of Directors and Nominees

The following is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that our directors and nominees should serve as one of our directors at this time:

We believe that our directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our Board as a whole and that we have sufficient independent directors to comply with applicable laws and regulations. We believe that our directors have a broad range of personal characteristics including leadership, management, scientific, technological, business, marketing and financial experience and abilities to act with integrity, with sound judgment and collegiality, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation, to provide leadership, to provide required expertise on Board committees and to commit the requisite time for preparation and attendance at Board and committee meetings.

In addition, four of our five directors are independent under the listing standards of the Nasdaq Global Market (“Nasdaq”) (Dr. Gonda, our Chief Executive Officer, being the only exception as he is an employee) and our Nominating and Corporate Governance Committee believes that all five directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.

We believe that each director brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience from a wide variety of areas.

Dr. Gonda has served as our Chief Executive Officer since 2006 and as one of our directors since 2001. In addition to his leadership, understanding of the competitive landscape of our product candidates and technologies, strategic planning and extensive knowledge of the day to day operations of our business, he has a commercial, scientific and academic background in the delivery of pharmaceuticals using inhalation. His education includes degrees in chemistry and physical chemistry.

Mr. Thompson, our Chairman of the Board, is our longest serving director giving him substantial knowledge of our Company and its business. Mr. Thompson has extensive experience in the life sciences industry and has served as an executive with numerous pharmaceutical and drug delivery companies, both public and private. He also brings experience as a director of other public and private life sciences companies. His education includes degrees in pharmacy and law.

Mr. Barker’s career at Johnson & Johnson, Inc., a diversified health care company, has given him broad experience in leadership, executive management, global operations and consensus building. Mr. Barker’s service on our Board since 1999 has given him a substantial knowledge of our Company and its business. His education includes a degree in business administration.

Dr. Siebert has extensive experience in the life sciences industry, including as Chairman and Chief Executive Officer of a privately held specialty pharmaceutical company, President and Chief Executive Officer of a publicly traded drug delivery company and additional management and executive management roles at drug delivery and pharmaceutical companies. Our Board has determined that Dr. Siebert’s background, especially his executive management roles, qualifies him as our Audit Committee financial expert. His education includes degrees in chemistry and organic chemistry.

Ms. Howson, our newest director, brings a strong background and focus on strategic transactions and commercialization opportunities, particularly those with pharmaceutical companies. She currently serves as a director of several other public and private life sciences companies. Her education includes an MBA with a focus on finance and international business.

Independence of the Board of Directors

We have chosen to apply the listing standards of Nasdaq in determining the independence of our directors. The Board consults with counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director and nominee for director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board affirmatively has determined that the following four directors and nominees for directors are independent within the meaning of the applicable Nasdaq listing standards: Mr. Barker, Ms. Howson, Dr. Siebert, and Mr. Thompson. In making this determination, the Board found that none of these directors or nominees for director had a material or disqualifying relationship with the Company. Dr. Gonda, our President and Chief Executive Officer, is not an independent director within the meaning of the applicable Nasdaq standards by virtue of his employment with Aradigm. In addition, each person who served as a director for any portion of 2011 was independent within the meaning of the applicable Nasdaq listing standards, except for Dr. Gonda.

Board Leadership Structure and Role in Risk Oversight

Mr. Thompson is our Chairman of the Board and he presides at all Board of Directors meetings. Our independent directors meet regularly in executive session (i.e., without management present) with no agenda set by management.

Our Board of Directors oversees our risk management. This oversight is administered primarily through the following:

•

The Board’s review and approval of our business plan (prepared and presented to the Board by our Chief Executive Officer and other management), including the projected opportunities and challenges facing our business each year;

•	At least quarterly review of our business developments, business plan implementation and financial results;

•

Our Audit Committee’s oversight of our internal controls over financial reporting and its discussion with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting (and related reports to the full Board); and

•	Our Compensation Committee reviews and makes recommendations to the Board regarding our executive officer compensation and its relationship to our business plans.

Meetings of the Board of Directors

The Board held 11 meetings during the last fiscal year. Each of our current Board members attended 75% or more of the aggregate of the meetings of the Board and of the committees on which they served during the year.

In fiscal 2011, our independent directors met or held telephonic Board meetings 7 times in regularly scheduled executive sessions at which only independent directors were present. These meetings were chaired by Mr. Thompson, the Chairman of the Board. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Aradigm at 3929 Point Eden Way, Hayward, California, 94545.

Shareholder Communications with the Company and the Board of Directors

We have implemented a process by which shareholders may communicate with the Company. Shareholders who wish to communicate with the Company may send an email to investor@aradigm.com or may telephone the investor relations line at the Company at 510-265-8800. We have also implemented a process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Aradigm at 3929 Point Eden Way, Hayward, California 94545. All communications will be compiled by our Secretary and submitted to the Board or the individual directors on a periodic basis. All communications directed to the Audit Committee in accordance with our whistleblower policy that relate to questionable accounting or auditing matters involving us will be forwarded directly to the Audit Committee.

Code of Ethics

We have adopted the Aradigm Corporation Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.aradigm.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Information Regarding the Committees of our Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information and meeting information for each of the Board committees during 2011:

Name	Audit	Compensation	Nominating and Corporate Governance
Frank H. Barker	X	X	X*
Igor Gonda
Tamar Howson		X*
John M. Siebert	X*		X
Virgil D. Thompson	X	X	X
Total meetings in fiscal year 2011	7	7	2

*	Committee Chairperson

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Aradigm.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of our independent registered public accounting firm. In this role, it determines and approves the engagement of our independent registered public accounting firm and determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm. The Committee reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting, and establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Committee reviews the financial statements to be included in our Annual Report on Form 10-K and our quarterly financial statements on Form 10-Q and discusses with management and our independent registered public accounting firm the results of the annual audit. Currently, three directors comprise the Audit Committee: Messrs. Barker and Thompson and Dr. Siebert (chair). The Audit Committee is governed by a written charter that is available to shareholders on our website at www.aradigm.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Dr. Siebert qualifies as an “audit committee financial expert,” as defined in applicable rules of the Securities and Exchange Commission (the “SEC”). The Board made a qualitative assessment of Dr. Siebert’s level of knowledge and experience based on a number of factors, including formal education and executive experience.

Compensation Committee

The Compensation Committee of the Board reviews and recommends to the Board the overall compensation strategy and policies for us. The Compensation Committee reviews and recommends to the Board corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and recommends to the Board the compensation and other terms of employment of our Chief Executive Officer; reviews and recommends to the Board for approval the compensation and other terms of employment of the other officers; and oversees the administration of our stock option and stock purchase plans, health benefit plans, stock bonus plans, deferred compensation plans and other similar programs. Three directors currently comprise the Compensation Committee: Messrs. Barker and Thompson and Ms. Howson (chair). All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee is governed by a written charter that is available to shareholders on our website at www.aradigm.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board), recommending to the Board candidates for election and reelection to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and its committees and monitoring compliance with our Code of Business Conduct and Ethics. Currently, the Nominating and Corporate Governance Committee consists of three directors: Dr. Siebert and Messrs. Barker (chair) and Thompson. All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee is governed by a written charter that is available to shareholders on our website at www.aradigm.com.

Any potential candidates for director nominees, including candidates recommended by shareholders, are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of shareholders. In conducting this assessment, the Committee considers such factors as it deems appropriate given our current needs and those of our Board, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee reviews directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. The Committee also determines whether the nominee would be independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then compiles a list of potential candidates from suggestions it may receive, but may also engage, if it deems appropriate, a professional search firm to generate additional suggestions. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates as it deems appropriate. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. While the Committee and the Board have from time to time received and considered suggestions from shareholders for nominations to the Board, the Committee has received no suggestions for which disclosure is required in this proxy statement.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Committee will consider candidates recommended by shareholders in the same manner as it considers recommendations from other sources. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3929 Point Eden Way, Hayward, California 94545 at least 60 days prior, but no more than 90 days prior, to the anniversary date of the last annual meeting of shareholders. Submissions should include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record owner of our stock.

The Nominating and Corporate Governance Committee has not established specific minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nominating and Corporate Governance Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nominating and Corporate Governance Committee and our then current needs for the Board as a whole, although the Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. The Nominating and Corporate Governance Committee considers the needs for the Board as a whole when identifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a formal policy regarding the consideration of diversity. See “Qualifications of Directors and Nominees” for a description of the diversity of our current directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (*)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

From the members of the Audit Committee of Aradigm Corporation:

Frank H. Barker

John M. Siebert, Chairman

Virgil D. Thompson

(*)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 2

APPROVAL OF EQUITY INCENTIVE PLAN, AS AMENDED

In March 2005, the Board of Directors adopted, and the shareholders subsequently approved, the 2005 Equity Incentive Plan (the “2005 Plan”), an amended, restated and retitled version of the 1996 Equity Incentive Plan. As of February 29, 2012 a total of 13,218,638 shares of our common stock have been authorized for issuance under the 2005 Plan.

During the 2011 fiscal year, under the 2005 Plan, we granted to all current executive officers as a group restricted stock awards under the terms of which they may receive up to 650,000 shares. During the same period we granted to all employees and directors (excluding current executive officers) as a group options to purchase 743,000 shares at exercise prices of $0.17 to $0.19 per share and restricted stock awards or restricted stock units to receive up to 520,395 shares.

In March 2012, the Board of Directors of the Company adopted an amendment to the 2005 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 2005 Plan by 4,000,000 to 17,218,638 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board. Given the limited number of shares that currently remain available under the 2005 Plan, coupled with the fact that all outstanding options are underwater and of little or no retention value, the Board of Directors and Management believe it is important that the share proposal be approved in order to maintain the Company’s ability to attract and retain key personnel and continue to provide them with strong incentives to contribute to the Company’s future success.

The following summary description of the 2005 Plan, as amended, is qualified in its entirety by reference to the full text of the 2005 Plan that is attached as Appendix A to the proxy statement filed via EDGAR with the SEC, including all changes that this proposal would effect if approved by our shareholders at the annual meeting.

Shareholders are requested in this Proposal 2 to approve the 2005 Plan, as amended. The affirmative vote from a majority of shares present either in person or by proxy and voting at the meeting will be required to approve the 2005 Plan, as amended. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

Approval of Proposal 3 regarding an amendment to our Amended and Restated Certificate of Incorporation to increase the number of our authorized shares of common stock by 84,000,000 shares is a condition to approval of this Proposal 2 concerning an increase in the number of shares available under the 2005 Plan. If Proposal 3 is not approved, we would not have sufficient authorized shares of common stock to reserve additional shares for issuance under the 2005 Plan. Therefore, if our shareholders wish to approve Proposal 2, they must also approve Proposal 3. Furthermore, if Proposal 3 is not approved by our shareholders, then Proposal 2 will also not be approved, even if Proposal 2 is approved by the requisite vote of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 2005 Plan are outlined below:

General

The 2005 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock unit awards, stock appreciation rights and other forms of equity compensation (collectively, the “stock awards”). Incentive stock options granted under the 2005 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code.” Nonstatutory stock options granted under the 2005 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards. To date, the Company has granted stock options, restricted stock awards and restricted stock units under the 2005 Plan.

Purpose

We adopted the 2005 Plan to provide a means by which selected officers, directors, employees of and consultants to us and our affiliates could be given an opportunity to acquire an equity interest in Aradigm Corporation, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success. All employees and directors are eligible to participate in the 2005 Plan. As of March 31, 2012, approximately 22 employees, directors and consultants are eligible to participate in the 2005 Plan.

Administration

The Board administers the 2005 Plan. Subject to the provisions of the 2005 Plan, the Board has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the type of stock award to grant to such person, the number of shares of Common Stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards.

The Board is authorized to delegate administration of the 2005 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 2005 Plan to the Compensation Committee of the Board. As used herein with respect to the 2005 Plan, the “Board” refers to the Compensation Committee as well as to the Board itself. In the Board’s discretion, directors serving on the Compensation Committee will be “outside directors” within the meaning of Section 162(m) of the Code (“Section 162(m)”). See “Federal Income Tax Information” for a discussion of the application of Section 162(m).

The Board may also delegate to one or more of our officers the authority to designate officers and employees to be recipients of stock awards and the terms thereof and/or determine the number of shares of our Common Stock to be subject to the stock awards granted to such officers and employees, so long as the Board resolution delegating such authority specifies the total number of shares of Common Stock underlying stock awards that the officer may grant, the officer does not grant any stock awards to himself or herself and the Board does not delegate the authority to determine the fair market value on the date of grant of the Common Stock underlying the stock awards.

Eligibility

Incentive stock options may be granted under the 2005 Plan only to our employees (including officers) and employees of our affiliates. Employees, non-employee Board members and consultants of us and our affiliates are eligible to receive all other types of stock awards under the 2005 Plan.

No incentive stock option may be granted under the 2005 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of our total combined voting power or its affiliates, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2005 Plan and any of our other plans and those of our affiliates) may not exceed $100,000.

No employee may be granted stock awards under the 2005 Plan exercisable for more than 1,500,000 shares of Common Stock during any calendar year.

Stock Subject to the 2005 Plan

Subject to the approval of this Proposal, an aggregate of 17,218,638 shares of Common Stock will be reserved for issuance under the 2005 Plan. If stock awards granted under the 2005 Plan expire or otherwise terminate without being exercised or if we reacquire shares of Common Stock pursuant to the terms of unvested stock options, the shares of Common Stock not acquired pursuant to such stock awards again become available for issuance under the 2005 Plan. If any shares of Common Stock subject to a stock award are not delivered because such shares are withheld for payment of taxes or because such shares are tendered as consideration for the exercise price of a stock award, the shares of Common Stock not delivered pursuant to such stock awards again become available for issuance under the 2005 Plan.

Terms of Options

The following is a description of the permissible terms of options under the 2005 Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options under the 2005 Plan may not be less than the fair market value of our Common Stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 2005 Plan may not be less than 100% of the fair market value of our Common Stock subject to the option on the date of the option grant.

Consideration. The exercise price of options granted under the 2005 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) pursuant to a broker-assisted “same-day sale”, (ii) by delivery of other shares of our Common Stock, (iii) pursuant to a deferred payment arrangement or (iv) in any other form of legal consideration acceptable to the Board.

Restrictions on Repricing. Under the terms of the 2005 Plan, the Board does not have the authority to reprice any outstanding stock awards under the 2005 Plan or cancel and re-grant any outstanding stock awards under the 2005 Plan, unless our shareholders have approved such an action within 12 months prior to such an event.

Vesting. Options granted under the 2005 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. The Board has the authority to accelerate the time during which an option may vest. In addition, options granted under the 2005 Plan may permit exercise prior to vesting. However, any unvested shares acquired under such an early exercise arrangement may be subject to repurchase by us or to any other restriction the Board determines to be appropriate. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant or by such other method as the Board determines to include in the stock award agreement.

Term. The Board has the discretion to determine the term of an option. However, the maximum term of an incentive stock option granted under the 2005 Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum permitted term of such award is 5 years. Options under the 2005 Plan terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the Code), in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination, unless the option agreement provides otherwise; (ii) the participant dies before the participant’s service has terminated, or within a certain period after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution, unless the option agreement provides otherwise; or (iii) the option by its terms specifically provides otherwise. In no event, however, may an option be exercised beyond the expiration of its term.

A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer. Unless specified otherwise by the Board or required by law, a participant in the 2005 Plan may not transfer a stock option other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. During the lifetime of the participant, only the participant may exercise a stock option. A participant may designate a beneficiary who may exercise an option following the participant’s death. Shares subject to repurchase by us pursuant to an early exercise arrangement may be subject to restrictions on transfer that the Board deems appropriate.

Terms of Stock Purchase Awards and Stock Bonus Awards

Stock purchase awards and stock bonus awards may be granted under the 2005 Plan pursuant to stock purchase award agreements and stock bonus award agreements, respectively.

Consideration. The purchase price for stock purchase awards may be paid in cash, or, at the discretion of the Board, under a deferred payment or similar arrangement, by past services rendered to us or in any other form of legal consideration acceptable to the Board and permissible under applicable law. The Board may grant stock bonus awards in consideration for past services rendered to us or any other form of legal consideration acceptable to the Board and permissible under applicable law.

Vesting. Shares of stock acquired under a stock purchase may, but need not, be subject to a repurchase right or option in our favor; and shares of stock acquired under a stock bonus award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule as determined by the Board. The Board has the authority to accelerate the vesting of stock acquired pursuant to a stock purchase or stock bonus award.

Termination of Service. Upon termination of a participant’s service, we may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable stock purchase award or stock bonus award agreement.

Restrictions on Transfer. Rights to acquire shares under a stock purchase or stock bonus award may be transferred only upon such terms and conditions as may be approved by the Board.

Terms of Stock Unit Awards

Stock unit awards may be granted under the 2005 Plan pursuant to stock unit award agreements.

Consideration. The purchase price for stock unit awards may be paid in any form of legal consideration acceptable to the Board.

Settlement of Awards. A stock unit award may be settled by the delivery of shares of our Common Stock, cash, in any combination of the two or in any other form of consideration, as determined by the Board.

Vesting. At the time of the grant of a stock unit, the Board may impose such restrictions or conditions to the vesting of the stock unit as it, in its sole discretion, deems appropriate. Also, at the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the stock unit award after vesting. The Board has the authority to accelerate the vesting of stock unit awards as it deems appropriate.

Dividend Equivalents. Dividend equivalent rights may be credited with respect to shares covered by a stock unit award, as determined by the Board. We do not anticipate paying cash dividends on our Common Stock for the foreseeable future.

Termination of Service. Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s termination of service.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2005 Plan pursuant to stock appreciation rights agreements.

Exercise. Each stock appreciation right is denominated in shares of Common Stock equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (i) the aggregate fair market value on the date of exercise of a number of Common Stock equivalents with respect to which the participant is exercising the stock appreciation right over (ii) the strike price on the date of grant, as determined by the Board.

Settlement of Awards. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, in shares of our Common Stock, in any combination of the two or in any other form of consideration determined by the Board.

Vesting. The Board may impose such conditions and restrictions as to the vesting of stock appreciation rights as it deems appropriate. The Board has the authority to accelerate the vesting of stock appreciation rights as it deems appropriate.

Termination of Service. Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Other Equity Awards

The Board may grant other equity awards based in whole or in part by reference to the value of our Common Stock. See the full text of the 2005 Plan, set forth in Appendix A to the Proxy Statement filed via EDGAR with the SEC, for more details. Subject to the provisions of the 2005 Plan, the Board has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of Common Stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

Performance-Based Stock Awards

Under the 2005 Plan, a stock award may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All employees, consultants and directors are eligible to receive performance-based stock awards under the 2005 Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Board.

In granting a performance-based stock award, the Board will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Board will establish the performance goals, based upon one or more pre-established criteria (“performance criteria”) enumerated in the 2005 Plan and described below. As soon as administratively practicable following the end of the performance period, the Board will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2005 Plan shall be determined by the Board, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total shareholder return; (vi) return on equity; (vii) return on assets, investment or capital employed; (viii) operating margin; (ix) gross margin; (x) operating income; (xi) net income (before or after taxes); (xii) net operating income; (xiii) net operating income after tax; (xiv) pre- and after-tax income; (xv) pre-tax profit; (xvi) operating cash flow; (xvii) sales or revenue targets; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) total shareholder return; (xxxi) shareholders’ equity; and (xxxii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

The Board is authorized to adjust or modify the calculation of a performance goal for a performance period in order to prevent the dilution or enlargement of the rights of participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Board’s assessment of our business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board is authorized to make adjustments in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business we divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of our Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, the Board is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects to any statutory adjustments to corporate tax rates; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

Changes to Capital Structure

In the event any change is made to the outstanding shares of our Common Stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2005 Plan; (ii) the maximum number and/or class of securities issuable as incentive stock options under the 2005 Plan; (iii) the maximum number and/or class of securities for which any one person may be granted options and/or stock appreciation rights or performance-based awards per calendar year pursuant to the limitation under Section 162(m); and (iv) the number and/or class of securities and the price per share in effect under each outstanding stock award under the 2005 Plan.

Effect of Certain Corporate Events

In the event of our dissolution or liquidation, any stock award which remains unvested or subject to a right or repurchase shall terminate immediately prior to such liquidation or dissolution and the shares of Common Stock subject to such repurchase right may be repurchased by us notwithstanding that the holder of such award is providing service to us. The Board may, in its discretion, cause some or all stock awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture before the liquidation or dissolution is completed, but contingent on its completion.

In the event of certain significant corporate transactions, all outstanding stock awards under the 2005 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such stock awards, then (i) with respect to any such stock awards that are held by individuals then performing services for us or our affiliates, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction; and (ii) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction.

A significant corporate transaction will be deemed to occur in the event of (i) a sale or all or substantially all of our consolidated assets and those of our subsidiaries, (ii) the sale of at least 90% of our outstanding securities, (iii) a merger or consolidation in which we are not the surviving corporation or (iv) a merger, consolidation or similar transaction in which we are the surviving corporation, but shares of our outstanding Common Stock are converted into other property by virtue of the transaction.

Following certain specified change in control transactions, the vesting and exercisability of specified stock awards will be accelerated only if specifically provided by a participant’s award agreement. The acceleration of a stock award in the event of certain significant corporate transactions or a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Duration, Termination and Amendment

The Board may suspend or terminate the 2005 Plan without shareholder approval or ratification at any time. Unless sooner terminated, the 2005 Plan will terminate on March 20, 2015.

The Board may amend the 2005 Plan at any time or from time to time. However, no amendment will be effective unless approved by our shareholders if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the 2005 Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the 2005 Plan in any other way if such modification requires shareholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the 2005 Plan for shareholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the 2005 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the 2005 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may give rise to or increase alternative minimum tax liability for the participant.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. There generally are no tax consequences to the participant or us by reason of the grant of these awards. Upon acquisition of the stock under any of these awards, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock under Section 83(b) of the Code. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Unit Awards. No taxable income is generally recognized upon receipt of a stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. We and the participant will be required to satisfy certain tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant. Section 409A of the Code may apply to the grant of a stock unit award if the award permits the participant to defer receipt of the stock after vesting, unless a deferral election and certain other requirements are met.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) and the satisfaction of a reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Section 409A. Certain awards, including stock options and stock appreciation rights granted with an exercise price that is less than fair market value, certain restricted stock units, and certain awards that are considered modified, can be considered “non-qualified deferred compensation” and subject to Section 409A of the Code. Awards that are subject to but do not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to the recipient, and may result in accelerated imposition of income tax and the related withholding.

Potential Limitation on Company Deductions. Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by shareholders.

Stock purchase awards, stock units and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount — or formula used to calculate the amount — payable upon attainment of the performance goal). The Company intends to comply with these regulations with respect to performance-based compensation that it may award.

New Plan Benefits

Since benefits under the 2005 Plan will depend on the individuals selected at the discretion of the Board and/or the Compensation Committee to receive awards, the number of shares to be awarded and the fair market value of our common stock at various future dates, it is not possible at this time to determine the benefits that will be received under the 2005 Plan by all eligible employees, officers, directors or consultants.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2011. Information is included for the equity compensation plans approved by our shareholders. There are no equity compensation plans not approved by our shareholders.

Plan Category	Common Stock to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by Aradigm shareholders	6,843,508	(1)	$1.05	2,434,610	(2)
Equity compensation plans not approved by Aradigm shareholders	—		—	—

(1)	Issuable pursuant to our 1996 Equity Incentive Plan, the 1996 Non-Employee Directors’ Plan and the 2005 Equity Incentive Plan.
(2)	Includes 1,684,477 shares reserved under our Employee Stock Purchase Plan (See Note 9 to the consolidated financial statements included in the Annual Report on Form 10-K).

PROPOSAL 3

APPROVAL OF CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

The Board is requesting shareholder approval of an amendment to our Amended and Restated Articles of Incorporation to increase the authorized number of shares of common stock from by 84,000,000 from 213,527,214 shares to 297,527,214 shares.

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of Aradigm. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of Aradigm, except for effects incidental to increasing the number of shares of common stock outstanding, such as dilution of the earnings (loss) per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of our Amended and Restated Articles of Incorporation with the Secretary of State of the State of California.

In addition to the 198,831,216 shares of common stock outstanding on December 31, 2011, the Board has reserved 8,005,921 shares for issuance upon exercise of options and rights granted under our equity incentive plans, 1,684,477 shares reserved for issuance under our Employee Stock Purchase Plan and 3,590,909 shares reserved for issuance upon exercise of warrants.

The Company desires to have the shares available to provide additional flexibility to use the Company’s capital stock for business and financial purposes in the future, such as for an equity participation component in a partnering agreement. However, these additional shares may be used for various purposes with Board approval but without further shareholder approval. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding the Company’s business or product lines through the acquisition of other businesses or products, and other purposes.

We could also use the additional shares of common stock that would become available for issuance if the proposal were adopted to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Aradigm. For example, without further shareholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at Aradigm), nevertheless, shareholders should be aware that approval of the proposal could facilitate future efforts by us to deter or prevent changes in control of Aradigm, including transactions in which Aradigm might otherwise receive a premium for their shares over then current market prices. For more information relating to opposition of a hostile takeover attempt or delay and prevention of changes in control or management, please see the paragraph entitled “We have implemented certain anti-takeover provisions” in the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The affirmative vote of the holders of a majority of shares present either in person or by proxy and entitled to vote will be required to approve this amendment to our Amended and Restated Articles of Incorporation. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected OUM & Co. LLP (formerly known as Odenberg, Ullakko, Muranishi & Co. LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of an independent registered public accounting firm for ratification by our shareholders at the annual meeting. Prior to the selection of OUM & Co. LLP as our independent registered public accounting firm in April 2007, Ernst & Young LLP had audited our financial statements, since 1995. Representatives of OUM & Co. LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require shareholder ratification of the selection of OUM & Co. LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of OUM & Co. LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Aradigm and its shareholders.

The affirmative votes of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to ratify the selection of OUM & Co. LLP. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accounting Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2011 and 2010, by OUM & Co. LLP, our independent registered public accounting firm since April 2007. All services described below were pre-approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2011	2010
	(In thousands)
Audit Fees(1)	$149	$164
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	9	14
Total Fees	$158	$178

(1)

Audit fees represent fees for professional services related to the performance of the audit of our annual financial statements, review of our quarterly financial statements and consents on SEC filings.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves audit services, audit-related services and non-audit services provided by our independent registered public accounting firm, OUM & Co. LLP, and will not approve services that the Audit Committee determines are outside the bounds of applicable laws and regulations. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to the Chairman of the Audit Committee, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services, other than audit services, by OUM & Co. LLP is compatible with maintaining the principal accountant’s independence.

The affirmative vote from the holders of a majority of shares present either in person or by proxy and entitled to vote will be required to ratify the selection of OUM & Co. LLP as our independent registered public accounting firm. The inspector of election will not count abstentions and broker non-votes as shares towards the vote total for this proposal, in which case abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 29, 2012 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (provided below); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership Common(1)
	Number of Shares	Percent of Total (%)
First Eagle Investment Management, LLC.(2)	72,337,652	36.38
1345 Avenue of the Americas
New York, NY 10105

Novo Nordisk A/S(3)	26,204,122	13.18
Novo Alle DK 2880
Bagsvaerd G7

Entities affiliated with Boxer Capital LLC(4)	18,612,584	9.36
445 Marine View Avenue, Suite 100
Del Mar, CA 92104

Laurence W. Lytton(5)	12,321,805	6.20
467 Central Park West
New York, NY 10025

Igor Gonda, Ph.D.(6)	3,971,911	2.00

Nancy Pecota(7)	1,306,437	*

Virgil D. Thompson(8)	1,012,062	*

Frank H. Barker(9)	956,645	*

Tamar D. Howson(10)	307,331	*

John M. Siebert, Ph.D.(11)	746,697	*

All executive officers and directors as a group (6 persons)(12)	8,301,083	4.17

*	Less than one percent
(1)

This table is based upon information supplied by officers, directors and principal shareholders and Forms 4 and Schedules 13D and 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 198,831,216 shares of common stock outstanding on February 29, 2012. Unless otherwise indicated, the address of each person on this table is c/o Aradigm Corporation, 3929 Point Eden Way, Hayward, California, 94545.

(2)

Based upon information contained in a Schedule 13G (Amendment No. 1) filed with the SEC on February 9, 2012, as well as a Form 3 filed with the SEC on January 12, 2012, and other information known to us, First Eagle Management (“FEIM”) (formerly Arnhold and S. Bleichroeder Advisors, LLC), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 72,337,652 shares of our common stock, as a result of acting as investment advisor to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. First Eagle Value in Biotechnology Master Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 36,588,965 of these 72,337,652 shares. In addition, 21 April Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 19,117,029 of these 72,337,652 shares. DEF Associates Ltd., a British Virgin Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 7,473,328 of these 72,337,652 shares.

(3)	Based upon information contained in a Form 4 filed on November 9, 2010.
(4)

Based upon information contained in a Schedule 13G (Amendment No. 1) filed with the SEC on February 14, 2012. Boxer Capital LLC (“Boxer Capital”), Boxer Asset Management Inc. (“Boxer Management”) and Joseph Lewis may be deemed to beneficially own 14,574,575 of these 18,612,584 shares. Boxer Management is the managing member and majority owner of Boxer Capital. Joseph Lewis is the sole indirect owner and controls Boxer Management. Boxer Capital has shared voting and dispositive power with regard to the common stock it owns directly. Boxer Management and Joseph Lewis each have shared voting and dispositive power with regard to the common stock owned directly by Boxer Capital. MVA Investors, LLC (“MVA”) is an independent, personal investment vehicle of certain employees of Boxer Capital and Tavistock Life Sciences Company, which is a Delaware corporation and an affiliate of Boxer Capital. As such, MVA is not controlled by Boxer Capital, Boxer Management or Joseph Lewis. Aaron Davis and Ivan Lieberburg are employed by Tavistock Life Sciences Company. MVA may be deemed to beneficially own 793,851 of these 18,612,584 shares, and has sole voting and dispositive power over the common stock owned by it. Aaron Davis may be deemed to beneficially own 579,904 of these 18,612,584 shares, and has sole voting and dispositive power over the common stock he owns. Ivan Lieberburg may be deemed to beneficially own 2,664,254 of these 18,612,584 shares, and has sole voting and dispositive power over the common stock he owns. Neither Boxer Capital, Boxer Management nor Joseph Lewis have any voting or dispositive power with regard to the common stock held by MVA, Aaron Davis, or Ivan Lieberburg.

(5)	Based upon information contained in a Schedule 13G (Amendment No. 1), filed with the SEC on February 14, 2012.
(6)

Includes 1,687,375 stock options shares which are exercisable within 60 days of February 29, 2012. The number of shares also includes 400,000 shares pursuant to restricted stock awards that have not vested.

(7)	Includes 584,375 stock options which are exercisable within 60 days of February 29, 2012. The number of shares also includes 250,000 shares pursuant to restricted stock awards that have not vested.
(8)

Includes 512,000 stock options which are exercisable within 60 days of February 29, 2012. The number of shares also includes 208,333 shares pursuant to restricted stock units and 32,895 shares pursuant to restricted stock awards that have not vested.

(9)	Includes 455,000 stock options which are exercisable within 60 days of February 29, 2012. The number of shares also includes 39,474 shares pursuant to restricted stock awards that have not vested.
(10)	Includes 225,000 stock options which are exercisable within 60 days of February 29, 2012. The number of shares also includes 9,869 shares pursuant to restricted stock awards that have not vested.
(11)	Includes 445,000 stock options which are exercisable within 60 days of February 29, 2012. The number of shares also includes 203,947 shares pursuant to restricted stock units that have not vested.
(12)	See footnotes (6) through (11) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION

The policies of the Compensation Committee, or the Committee, with respect to the compensation of executive officers, including the Chief Executive Officer, or CEO, are designed to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee recommends executive compensation packages to our Board of Directors that are based on a mix of salary, bonus and equity awards.

Overall, the Board and the Committee seek to provide total compensation packages that are competitive in terms of total potential value to our executives, and that are tailored to the unique characteristics of our Company in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our shareholders. The Board and the Committee intend to provide executive compensation packages that are competitive with other similarly situated companies in our industry. Historically, the Board and the Committee generally weighted executives’ compensation packages more heavily in favor of equity-based compensation versus salary, as they believe performance and equity-based compensation is important to maintain a strong link between executive incentives and the creation of shareholder value. The Board and the Committee believe that performance and equity-based compensation are the most important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. For 2011, the Board and the Committee continued their emphasis on equity-based compensation and placed added emphasis on contingent cash compensation payable upon the achievement of certain goals of particular importance in growing shareholder value and to conserve cash to be used to support drug development and other programs. Given the Company’s current financial situation and market capitalization, the state of the equity markets and the Company’s proposed business plan, the Board and the Committee believed that equity-based compensation and contingent cash compensation payable upon the achievement of goals of particular importance to the Company remain important tools to motivate the Company’s executive officers.

The Board and the Committee have reviewed this Compensation Discussion and Analysis with the Company’s management.

Benchmarking

The Committee has in the past retained and may in the future retain the services of third-party executive compensation specialists, as the Committee sees fit, in connection with the establishment of compensation and related policies. The Committee did not retain the services of third-party executive compensation specialists for establishing 2011 compensation and related policies as these services are costly and the Company is focused on conserving cash.

Compensation Components

Base Salary. Our practice is that management has presented the Committee with its initial recommendations for executive salary levels and the Committee and Board have determined whether to adjust these base salary recommendations to realign such salaries after taking into account individual responsibilities, performance, experience as well as any benchmarking data reviewed by the Committee.

For 2009, the Board, upon recommendation of the Committee, established base salaries for Dr. Gonda and Ms. Pecota of $380,000 and $238,000, respectively. In both 2010 and 2011, management recommended to the Board and Committee that base salaries for Dr. Gonda, and Ms. Pecota be retained at their 2009 levels. Given the Company’s financial position, management felt, and the Board agreed, that an increase in base salary for 2010 or 2011 was not appropriate.

Executive Bonus Plan.

In addition to base salaries, the Board and the Committee believe that performance-based cash bonuses can play an important role in providing incentives to our executives to achieve defined corporate goals.

In January 2010, the Board, upon recommendation of the Committee, revised the Executive Bonus Plan to convert it from an annual performance evaluation period to a multi-year performance evaluation period. The Board established, upon recommendation of the Committee, performance objectives that are not dependent upon the objective being achieved within a fixed time period, in order to incentivize the executives to focus on the achievement of longer term goals that could be significant value creation events for our shareholders. The objectives focus on partnering our programs, raising non-dilutive capital, advancing the inhaled ciprofloxacin program and the achievement of other significant strategic objectives. Each bonus will be paid upon achievement of the objective and will be in the form of cash and/or restricted stock. In general, if the achievement of the objective results in us receiving cash then the bonus will be paid in cash; if the achievement of the objective is of strategic importance to us but does not generate cash then the bonus will be paid in the form of restricted stock.

No payouts were made in 2010 to any executive under the revised Executive Bonus Plan.

In 2011, the Board, upon recommendation by the Committee, approved the bonus payout related to the successful completion of a non-dilutive capital raise through the Zogenix royalty financing transaction. Dr. Gonda and Ms. Pecota received a cash bonus payout of $252,756 and $136,100, respectively, upon the successful completion of the transaction.

Equity Awards. The Board and the Committee believe that providing a significant portion of our executives’ total compensation package in stock options and restricted stock awards aligns the incentives of our executives with the interests of our shareholders and with our long-term success. The Board and the Committee develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

We grant equity awards through our 2005 Equity Incentive Plan, which was adopted by our Board and shareholders to permit the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards to our officers, directors, scientific advisory board members, employees and consultants. All of our employees, directors, scientific advisory board members and consultants are eligible to participate in the 2005 Equity Incentive Plan. All options we grant have an exercise price equal to the fair market value of our common stock on the date of grant.

In July 2009, the Board and Committee granted Dr. Gonda and Ms. Pecota restricted stock awards for 600,000 and 200,000 shares of our common stock, respectively. The Committee felt that these equity awards were necessary to bring our executives’ equity compensation to a level the Committee believed was necessary to retain a talented and capable management team during a critical time period for the inhaled ciprofloxacin program. These grants vested 100% on August 1, 2010. In addition, Dr. Gonda was granted two awards of 200,000 shares each, which would vest upon achievement of certain objectives related to the inhaled ciprofloxacin program. During 2010, the objectives for one of these 200,000 share awards to Dr. Gonda was met and vested upon approval of the Compensation Committee and Board, while the other award was cancelled for non-achievement of the second stated objectives.

In September 2010, the Committee granted Dr. Gonda and Ms. Pecota restricted stock awards for 500,000 and 300,000 shares of our common stock, respectively. These grants vested 100% on September 16, 2011.

In September 2011, the Committee granted Dr. Gonda and Ms. Pecota restricted stock awards for 400,000 and 250,000 shares of our common stock, respectively. These grants will vest 100% on September 17, 2012.

The Committee granted these awards in 2010 and 2011 in order to encourage retention of executives important to the realization of our business objectives. The Committee anticipates making future equity award grants to executives annually, subject to its discretion and subject to Board approval. The Committee believes this award structure is consistent with our executive compensation policies.

Severance Benefits. The Board, upon recommendation of the Committee, previously adopted an Amended and Restated Executive Officer Severance Plan, dated as of December 31, 2008, and approved change of control agreements with each of our executive officers, the terms of which are more fully described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The Board and the Committee believe these severance and change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. Our business is inherently risky and the Board and the Committee believe the severance benefits encourage our executives to take necessary but reasonable business risks to increase shareholder value. The Board and the Committee believe the change of control benefits align our executives’ interests more greatly in favor of corporate liquidity events that can be potentially valuable to our shareholders. They have established these severance and change of control benefits at levels that they feel are comparable to benefits offered to executives in similar positions and with similar responsibilities at comparable companies.

Other Compensation. Each of our executives is eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Summary Compensation Table

The following table sets forth information regarding compensation earned in 2011 and 2010 by the individual serving as our principal executive officer during 2011 and our most highly compensated executive officer who was serving as an executive officer during 2011 (these individuals are collectively referred to as our “named executive officers”):

	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Igor Gonda, PhD..	2011	380,000	252,756	68,000	—	—	34,333	735,089
President and Chief Executive Officer	2010	380,000	—	90,000	68,750	—	34,961	573,711

Nancy Pecota	2011	238,000	136,100	42,500	—	—	12,848	429,448
Vice President, Finance and Chief Financial Officer	2010	238,000	—	54,000	41,250	—	7,989	341,239

(1)	For 2011 and 2010, amounts represent the grant date fair value of awards and options that were issued in that year.

All Other Compensation in the summary compensation table above includes the following components:

Name	Year	Health Care Contribution ($)	Life Insurance Premiums ($)	401(k) Matching Contributions ($)	Employee Stock Equity Incentive ($)	All Other ($)	Total ($)
Igor Gonda, Ph.D.	2011	19,896	990	8,250	5,197	—	34,333
	2010	21,398	1,980	8,250	3,333	—	34,961

Nancy Pecota	2011	6,503	990	5,355	—	—	12,848
	2010	836	1,414	5,739	—	—	7,989

2011 Grants of Plan-Based Award

The following table sets forth information regarding plan-based awards to our named executive officers in 2011:

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Igor Gonda, Ph.D..	9/16/2011	9/16/2011	—	—	—	—	400,000	0.00	68,000
Nancy Pecota	9/16/2011	9/16/2011	—	—	—	—	250,000	0.00	42,500

(1)

Reflects each executive officer’s participation in our Executive Bonus Plan. The amount of bonus actually earned by each executive officer was zero, as indicated in the summary compensation table above.

(2)

The method and assumptions used to calculate the value of stock and option awards granted to our named executive officers is discussed in Note 9 of the notes to our financial statements included in our 2011 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2011

The following table provides information regarding each unexercised stock equity award held by each of our named executive officers as of December 31, 2011:

Name		Option Awards				Stock Awards
						Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options		Option Exercise Price(1) ($)	Option Expiration Date
		Exercisable (#)	Unexercisable (#)
Igor Gonda, Ph.D.	(6)	312,500	187,500	0.18	9/17/2020	—	—
	(5)	—	—	—	—	400,000	44,000
	(2)	240,625	109,375	0.25	1/21/2019	—	—
	(2)	500,000	—	1.60	12/04/2017	—	—
	(3)	500,000	—	1.87	08/10/2016	—	—
		4,000	—	1.52	05/18/2016	—	—
		4,000	—	5.30	05/19/2015	—	—
		4,000	—	5.30	05/20/2014	—	—
		2,000	—	5.30	05/13/2014	—	—
		4,000	—	6.50	05/15/2013	—	—
		4,000	—	4.75	02/19/2013	—	—
		2,000	—	17.25	05/21/2012	—	—
		4,000	—	17.15	05/17/2012	—	—
		3,000	—	24.10	02/11/2012	—	—

Nancy Pecota	(5)	—	—	—	—	250,000	27,500
	(2)	137,500	62,500	0.25	1/21/2019	—	—
	(4)	182,812	42,188	0.39	09/30/2018	—	—
	(6)	187,500	112,500	0.18	9/17/2020	—	—

(1)	Represents the fair market value of a share of our common stock on the grant date of the option.
(2)	The option vests over four years with 1/16 of the shares of underlying common stock vesting every three months from the grant date.

(3)

The option vests over four years with 1/4 of the shares of underlying common stock vesting on the first anniversary of the grant date and 1/48 of the shares of underlying common stock vesting each month thereafter.

(4)

The option vests over four years with 1/4 of the shares of underlying common stock vesting on the first anniversary of the grant date and 1/16 of the shares of underlying common stock vesting every three months thereafter.

(5)	Each restricted stock award will vest on September 17, 2012.
(6)	The option vests over two years with 1/8 of the shares of underlying common stock vesting every three months from the grant date.

2011 Option Exercises and Stock Vested

None of our named executive officers exercised options in 2010 or 2011. Dr. Gonda had 700,000 shares of restricted stock awards vest in 2011. Ms. Pecota had 300,000 shares of restricted stock awards vest in 2011.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if the Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control. The Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our current executive officers assuming their employment was terminated on December 31, 2011:

Name	Benefit	Termination Without Cause Prior to a Change in Control ($)	Change in Control ($)	Termination Without Cause or Constructive Termination Following a Change in Control ($)
Igor Gonda, Ph.D.	Salary	380,000	—	760,000
	Bonus	190,000	—	380,000
	Option acceleration(1)	—	—	—
	Stock award acceleration(1)	—	—	44,000
	Benefits continuation	19,780	—	39,560
	Career transition assistance	—	—	20,000

	Total value:	589,780	—	1,243,560

Nancy Pecota	Salary	238,000	—	238,000
	Bonus	95,200	—	95,200
	Option acceleration(1)	—	—	—
	Stock award acceleration(1)	—	—	27,500
	Benefits continuation	6,956	—	6,956
	Career transition assistance	—	—	10,000

	Total value:	340,156	—	377,656

(1)

The value of the stock and option award acceleration was calculated using a value of $0.11 per share of common stock, which was the last reported closing sale price of our common stock on December 30, 2011.

Termination without cause prior to a change in control. If any of our executives is terminated by us without cause prior to a change in control, upon executing a general release and waiver, such executive is entitled to receive (less applicable withholding taxes) in a lump sum payment or in installments, at our discretion:

•	an amount equal to such executive’s annual base salary;

•	an amount equal to 50% of annual base salary for Dr. Gonda and 40% of annual base salary for Ms. Pecota, representing historical target bonus; and

•	continuation of such executive’s health insurance benefits for 12 months.

Termination without cause or constructive termination following a change in control. If any of our executives is terminated by us without cause or constructively terminated (which includes a material reduction in title or duties, a material reduction in salary or benefits or a relocation of 50 miles or more) during the 18-month period following a change in control, upon executing a general release and waiver, such executive is entitled to receive (less applicable withholding taxes):

•	a lump sum payment equal to twice such executive’s annual base salary, in the case of Dr. Gonda, and such executive’s annual base salary, in the case of Ms. Pecota;

•

a lump sum payment equal to such executive’s annual base salary multiplied by (i) 100%, in the case of Dr. Gonda, and (ii) 40%, in the case of Ms. Pecota, representing twice such executive’s historical target bonus, in the case of Dr. Gonda, and such executive’s historical target bonus, in the case of Ms. Pecota;

•	continuation of such executive’s health insurance benefits for 24 months, in the case of Dr. Gonda, and 12 months, in the case of Ms. Pecota;

•

reimbursement of actual career transition assistance (outplacement services) incurred by such executive within six months of termination in an amount up to $20,000, in the case of Dr. Gonda, and $10,000, in the case of Ms. Pecota; and

•	acceleration of vesting of any stock options or restricted stock awards that remain unvested as of the date of such executive’s termination.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board or the Committee and the board of directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Report of the Compensation Committee

The Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which is contained in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Aradigm Corporation Compensation Committee:

Frank H. Barker

Tamar D. Howson, Chair

Virgil D. Thompson

Non-Employee Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2011:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Restricted Stock Awards(1) ($)	Total ($)
Frank H. Barker(2)	16,500	14,860	30,000	61,360
Tamar D. Howson(3)	28,750	14,860	7,500	51,110
John M. Siebert(4)	43,250	14,860	15,000	73,110
Virgil D. Thompson(5)	50,000	14,860	25,000	89,860

(1)	Amount represents the grant date fair value of options and restricted stock awards granted in 2011.
(2)

Mr. Barker owns stock options for 485,500 shares of our common stock as of December 31, 2011, of which 435,500 shares are vested as of December 31, 2011. In addition, Mr. Barker owns 78,948 restricted stock awards at December 31, 2011, none of which has vested.

(3)

Ms. Howson owns stock options for 250,000 shares of our commons stock as of December 31, 2011 of which 200,000 are vested as of December 31, 2011. In addition Ms. Howson owns 19,738 restricted stock awards at December 31, 2011, none of which has vested.

(4)

Dr. Siebert owns stock options for 470,000 shares of our common stock as of December 31, 2011, of which 420,000 shares are vested as of December 31, 2011. In addition, Dr. Siebert owns 203,947 restricted stock units at December 31, 2011, none of which has vested.

(5)

Mr. Thompson owns stock options for 551,400 shares of our common stock as of December 31, 2011, of which 501,400 shares are vested as of December 31, 2011. In addition, Mr. Thompson owns 274,123 restricted stock units/awards at December 31, 2011, none of which has vested.

In 2012, the Chairman of the Board will receive an annual retainer in the value of $50,000 and all other non-employee directors will receive an annual retainer in the value of $30,000. The retainers may be paid in cash or an equivalent value of restricted stock at the option of the director. Board members also receive additional annual retainers for serving on Board committees. The additional annual retainer for the Chairman of the Audit Committee will be $15,000 and the additional annual retainer for all other members of the Audit Committee will be $5,000. The additional annual retainer for the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee will be $10,000 and the additional annual retainer for all other members will be $5,000. The Board retainer covers six meetings in a year and, if exceeded, the Chairman of the Board will receive $1,500 for each additional meeting and the other Board members will receive $1,000 for each additional meeting. If the number of meetings in a year for any given committee exceeds four, the chairman of the committee will receive $1,500 for each additional meeting and the other committee members will receive $1,000 for each additional meeting. Our directors are also entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend Board meetings.

In addition to the cash and restricted stock compensation, each non-employee director will be granted an annual stock option grant.

Limitation of Liability of Officers and Directors and Indemnification

Our articles of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by California law and (ii) permit us to indemnify our directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code. Pursuant to Section 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the directors’ duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

We entered into indemnification agreements with certain officers, including each of our named executive officers, and each of our directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings to which such officer or director is or may be made a party by reason of such officer’s or director’s position as an officer, director or other agent of us, and otherwise to the full extent permitted under California law and our bylaws.

CERTAIN TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted, in writing, a policy and procedures for the review of related person transactions. Any related person transaction we propose to enter into must be reported to our Chief Financial Officer and, unless otherwise reviewed and approved by the Board, shall be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of any related person transaction, whenever practicable. The policy defines a “related person transaction” as any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships in which Aradigm (i) was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) a Related Person (as defined therein) had or will have a direct or indirect material interest. In addition, any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made. Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in the charter of the Compensation Committee. As appropriate for the circumstances, the Audit Committee shall review and consider the Related Person’s interest in the related person transaction, the approximate dollar value of the amount involved in the related person transaction, the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss, whether the transaction was undertaken in the ordinary course of business, whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the purpose of, and the potential benefits to us of the transaction and any other information regarding the related person transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Aradigm Corporation, Secretary, 3929 Point Eden Way, Hayward, CA 94545 or contact our Secretary at (510) 265-9000. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Igor Gonda, Ph.D.

President and Chief Executive Officer

April 9, 2012

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to: Secretary, Aradigm Corporation, 3929 Point Eden Way, Hayward, CA 94545. Copies may also be obtained without charge through the SEC’s website at http://www.sec.gov.

PROXY

ARADIGM CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2012

The undersigned hereby appoints IGOR GONDA and NANCY E. PECOTA, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Aradigm Corporation that the undersigned may be entitled to vote at the 2012 Annual Meeting of Shareholders of Aradigm Corporation to be held at Aradigm Corporation’s offices located at 3929 Point Eden Way, Hayward, California on Friday, May 25, 2012 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

☑ Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE “FOR” PROPOSALS 2, 3 AND 4.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

1.

To reelect (01) Frank H. Barker, (02) Igor Gonda, (03) Tamar D. Howson, (04) John M. Siebert and (05) Virgil D. Thompson as directors to hold office until the next annual meeting of shareholders and until their successors are elected.

		FOR ALL NOMINEES		☐
		WITHHELD FROM ALL NOMINEES		☐
		FOR ALL NOMINEES EXCEPT:		☐

2.	To approve an amendment to Aradigm’s 2005 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 4,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.

To approve an amendment to Aradigm’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock by 84,000,000 to allow Aradigm to have additional flexibility to use its capital stock for business and financial purposes in the future.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To ratify the selection of OUM & Co. LLP as Aradigm’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign. If signer is a partnership, please sign in partnership name and by authorized person.

Signature:	Date:

Signature:	Date: